EXHIBIT 99.1

July 9, 2024

TO:	All Stockholders
(Addressed Individually)

SUBJECT:	Report from the President

Making An Impact

When the Federal Home Loan Bank System released our 2023 Impact Report on June 27, 2024, it served as a powerful reminder of the nationwide impact the Federal Home Loan Banks make collectively and individually by working with, through or in service to our members. The Report details the many ways in which this partnership delivers measurable and sustainable impact for communities, households, families and individuals across the country.

As the Report states, “credit is the lifeblood of the economy, and our role as liquidity providers expands the capacity of our members to provide credit to American borrowers.”  This vital role was evident throughout 2023, not only in the stability access to FHLBank advances helped bring to the market during the spring turmoil, but also in the reliability of our funding throughout the year.  When gathered in one central Report, the scale of our liquidity mission is quite impressive: $810 billion in advances to close the year, more than $200 billion in Letters of Credit, and $61 billion in mortgages acquired from our members.  Our ability to execute on this foundational liquidity mission drives the impact we make for housing and community development.  In 2023, more than 20,500 units of housing received Affordable Housing Program funds, and nearly 11,000 first-time homebuyers received grants.  Those numbers will only increase this year, as the Home Loan Banks expect to provide approximately $1 billion in support for housing and community development activities in 2024, continuing the Federal Home Loan Bank System’s presence as one of the largest sources of private funding for affordable housing in the United States.

The Impact Report contains more than 50 case studies and testimonials on individual efforts of the FHLBanks in their Districts, including a section on our efforts to support the installation of solar equipment across low-income coastal areas of Puerto Rico.

All of this work is done in partnership with our members.  You put our liquidity to work in the communities you serve, strengthening households and local businesses.  Your activity in our cooperative funds our grant programs.  And it is with you that we partner on these grants to make sure our funding is making the most significant impact where it is needed most.

FHLBNY Launches 2024 Small Business Recovery Grant Program Round

We have made a significant impact through our Small Business Recovery Grant Program, which we first created to provide local support in Puerto Rico and the U.S. Virgin Islands in the wake of the 2017 hurricane season, and redeployed in 2020 – and every year since – to support local businesses across our District.  Since 2020, we have awarded $19 million in Small Business Recovery Grant Program grants to more than 3,000 businesses and non-profits.  On July 1, we announced an additional $5 million will be made available through the Program this year, with members able to provide grants of up to $10,000 to qualifying small businesses and non-profit organizations that have faced challenges in the current environment. Funding will be limited to $50,000 per member.  Working closely with and through our members, the Program provides a fast and flexible tool for our cooperative to be responsive to the needs of our District, helping us expand the impact we are able to make in the communities we serve.

2024 Director Elections Now Underway

Our members’ participation is essential to our community programs, but it is also vital to our annual Director election process.  This year, five Directorships – one seat representing our New Jersey members, two seats representing our New York members and two Independent Directorships representing the whole District – will be up for election for four-year terms commencing on January 1, 2025.

As reported earlier this year, we will continue to conduct our Director Election process electronically, once again partnering with Survey & Ballot Systems (“SBS”), the firm that has administered our recent Director Elections.  On July 1, all eligible members were sent an email titled “Commencement of FHLBNY 2024 Director Election Process” from the sender noreply@directvote.net, which contained a link to materials regarding the elections.  Eligible New Jersey members may, using the electronic Certificate of Nomination included with the election materials, nominate one person for the open Member Directorship in their state. Eligible New York members may, using the electronic Certificate of Nomination included with the election materials, nominate one person each for the two open Member Directorships in their state.  Separately, the materials indicated that those individuals interested in being considered for nomination by the FHLBNY’s Board for the two open Independent Directorships must first submit an Independent Director Application Form and resume to the FHLBNY.  Copies of this Form and submission information can be found at our Corporate Governance page.

All electronic Certificates of Nomination must be submitted, and all emailed Independent Director Application Forms and resumes must be received by the FHLBNY, by 5:00 p.m. ET on August 2, 2024.

As you consider Member Director candidates to possibly nominate, please remember that officers at member institutions serving below the CEO level and all member institutions’ board members, not just the board chair, are eligible to serve on the FHLBNY’s Board.  We also ask that you encourage qualified candidates outside your institution to consider applying for the open Independent Director seats.

Like the FHLBNY itself, our Board consists of a talented group of dedicated individuals that benefits from its diverse backgrounds and experiences.  Your participation in this year’s Director election process is greatly appreciated, and will help continue to keep the Board and the FHLBNY strong.  If you have any questions, please contact our general counsel, Paul Friend, at Legal@fhlbny.com.

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Sincerely,

José R. González

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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